UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2008

CARDINAL ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1554 N. County Road 600 E, Union City, IN	47390
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765)-964-3137

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 5, 2008, Cardinal Ethanol, LLC (“Cardinal”) entered into a Third Amendment of Construction Loan Agreement with First National Bank of Omaha (“FNBO”). Under the Amendment, FNBO has agreed to loan Cardinal up to an additional $3,600,000 for the purpose of funding the construction and installation of a Tricanter Oil Separation System and related equipment. Cardinal’s obligation to repay the Corn Oil Separation Loan is set forth on a Corn Oil Extraction Note. Prior to April 8, 2009, interest only on the Loan will be payable on a quarterly basis at a rate equal to one-month LIBOR plus 300 basis points. On April 8, 2009, the Corn Oil Extraction Note will convert into a Term Note provided no event of default has occurred. Interest on the Term Note shall accrue at a rate equal to three-month LIBOR plus 300 basis points. Principal and interest on the Term Note shall be payable in equal quarterly installments commencing in July 2009. The loan will be secured by our assets and material contracts.

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2008, Cardinal entered into a Tricanter Purchase and Installation Agreement with ICM, Inc. Pursuant to the Agreement, ICM, Inc. will construct and install a Tricanter Oil Separation System at Cardinal’s ethanol plant for a price of approximately $3,017,000. The corn oil separation system separates corn oil from the post-fermentation syrup stream as it leaves the evaporators of the ethanol plant. Depending on the end users, Cardinal expects that the corn oil can be marketed as either a feed additive or a biodiesel feedstock. Cardinal paid 50% of the purchase price to ICM, Inc. at the time the Agreement was executed and will pay 40% of the purchase price upon delivery of the equipment and the remaining 10% upon the completion of the performance test. Installation of the Tricanter Oil Separation System is expected to begin in September 2008. Cardinal expects the Tricanter Oil Separation System to be operational in January 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: August 8, 2008	/s/ Techia Brewer

Techia Brewer, Principal Financial Officer and CFO